Phillips 66 Reports Fourth-Quarter Earnings of $736 Million (Adjusted Earnings of $689 Million)

Exhibit 99.1

Phillips 66 Reports Fourth-Quarter Earnings of $736 Million
or $1.64 Per Share
Adjusted earnings of $689 million or $1.54 per share

Highlights

Fourth Quarter

•	Returned $810 million to shareholders through dividends and share repurchases

•	Commenced initial operations on the Gray Oak Pipeline

•	Operated at 97% O&P utilization in Chemicals

•	Achieved 97% utilization in Refining

•	Formed U.S. West Coast retail marketing joint venture

Full-Year 2019

•	Maintained industry-leading safety performance

•	Reported earnings per share of $6.77; adjusted earnings per share of $8.05

•	Generated $4.8 billion of operating cash flow; $5.6 billion excluding working capital

•	Returned $3.2 billion to shareholders through dividends and share repurchases

•	Increased quarterly dividend 12.5% to $0.90 per common share

•	Progressed the Red Oak and Liberty pipelines and the Sweeny Hub expansion

•	Operated at 97% O&P utilization in Chemicals and 94% utilization in Refining

•	Eliminated incentive distribution rights at Phillips 66 Partners

HOUSTON, Jan. 31, 2020 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces fourth-quarter 2019 earnings of $736 million, compared with $712 million in the third quarter of 2019. Excluding special items of $47 million in the fourth quarter, adjusted earnings were $689 million, compared with third-quarter adjusted earnings of $1.4 billion.

“We maintained our strong safety performance and advanced our strategic initiatives during the quarter, but a challenging market environment and turnaround activity impacted our financial results,” said Greg Garland, chairman and CEO of Phillips 66. “Midstream delivered solid operating and financial performance during the quarter, contributing to record 2019 results for the transportation and NGL businesses. We continued to execute our major growth projects with the initial startup of the Gray Oak Pipeline and are progressing the Sweeny Hub expansion and the Red Oak and Liberty pipelines. Our Refining and Chemicals businesses ran at 97% utilization. In Marketing, we formed a new West Coast retail joint venture that will further secure long-term placement of our refinery production and increase our exposure to retail margins.”

Phillips 66 Reports Fourth-Quarter Earnings of $736 Million (Adjusted Earnings of $689 Million)

“During the fourth quarter, we returned $810 million to shareholders through dividends and share repurchases, and for the year we returned a total of $3.2 billion. Since 2012, we have returned $26 billion to our shareholders and reduced our initial shares outstanding by 33%. As we begin 2020, we are focused on operating excellence, executing our growth projects, enhancing returns on existing assets and exercising disciplined capital allocation. We are committed to continued strong shareholder distributions through a secure, growing, competitive dividend, and repurchasing shares when they trade below intrinsic value.”

Midstream

	Millions of Dollars
	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income
	Q4 2019	Q3 2019	Q4 2019	Q3 2019
Transportation	$250	248	250	248
NGL and Other	120	169	120	169
DCP Midstream	35	(877)	35	23
Midstream	$405	(460)	405	440

Midstream fourth-quarter pre-tax income was $405 million, compared with a pre-tax loss of $460 million in the third quarter of 2019. Midstream results in the third quarter included $900 million of impairments related to Phillips 66’s equity investment in DCP Midstream, LLC (DCP Midstream).

Transportation adjusted pre-tax income for the fourth quarter was $250 million, a $2 million increase from the third quarter as higher pipeline and terminal volumes were mostly offset by higher planned maintenance costs.

NGL and Other fourth-quarter adjusted pre-tax income of $120 million was $49 million lower than the third quarter, primarily due to lower propane and butane trading results, as well as inventory impacts.

The company’s equity investment in DCP Midstream generated adjusted pre-tax income of $35 million in the fourth quarter, compared with $23 million in the third quarter. The increase reflects the effect of lower depreciation and amortization, as well as the company’s increased ownership of DCP Midstream limited partnership units following the elimination of its incentive distribution rights.

Phillips 66 Reports Fourth-Quarter Earnings of $736 Million (Adjusted Earnings of $689 Million)

Chemicals

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2019	Q3 2019	Q4 2019	Q3 2019
Olefins and Polyolefins	$131	209	154	251
Specialties, Aromatics and Styrenics	35	36	35	36
Other	(16)	(18)	(16)	(18)
Chemicals	$150	227	173	269

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals’ fourth-quarter pre-tax income was $150 million, compared with $227 million in the third quarter. Chemicals results in both periods included reductions to equity earnings from lower-of-cost-or-market inventory adjustments.

CPChem’s Olefins and Polyolefins (O&P) business contributed $154 million of adjusted pre-tax income in the fourth quarter of 2019, compared with $251 million in the third quarter. The $97 million decrease reflects a decline in polyethylene margins and seasonally lower sales volumes, as well as higher turnaround and maintenance costs. Global O&P utilization was 97% in the fourth quarter.

CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed fourth-quarter 2019 adjusted pre-tax income of $35 million, in line with the prior quarter.

Refining

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2019	Q3 2019	Q4 2019	Q3 2019
Refining	$345	856	345	839

Refining fourth-quarter pre-tax income was $345 million, compared with $856 million in the third quarter of 2019. Refining results in the third quarter included a $17 million favorable adjustment related to a prior year asset disposition.

Refining adjusted pre-tax income was $345 million in the fourth quarter of 2019, compared with $839 million in the third quarter of 2019. The decrease is primarily driven by turnarounds and lower realized margins. The decrease in realized margins was due to a decline in 3:2:1 market crack spreads and lower secondary product margins, partially offset by widening Gulf Coast and Central Corridor crude differentials.

Phillips 66’s worldwide crude utilization rate was 97%. Pre-tax turnaround costs for the fourth quarter were $232 million, compared with third-quarter costs of $120 million. Clean product yield was 84% in the fourth quarter.

Phillips 66 Reports Fourth-Quarter Earnings of $736 Million (Adjusted Earnings of $689 Million)

Marketing and Specialties

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2019	Q3 2019	Q4 2019	Q3 2019
Marketing and Other	$327	440	237	440
Specialties	50	58	50	58
Marketing and Specialties	$377	498	287	498

Marketing and Specialties (M&S) fourth-quarter pre-tax income was $377 million, compared with $498 million in the third quarter of 2019. M&S results in the fourth quarter of 2019 benefited from $90 million of 2018 biodiesel blender tax credits.

Adjusted pre-tax income for Marketing and Other was $237 million in the fourth quarter of 2019, a decrease of $203 million from the third quarter of 2019. The decrease was primarily due to lower margins, driven by less favorable market conditions and seasonality, partially offset by the benefit of 2019 biodiesel blender tax credits. Refined product exports in the fourth quarter were 157,000 barrels per day (BPD).

Specialties generated fourth-quarter adjusted pre-tax income of $50 million, down from $58 million in the third quarter. The decrease was due to lower finished lubricant margins.

Corporate and Other

	Millions of Dollars
	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q4 2019	Q3 2019	Q4 2019	Q3 2019
Corporate and Other	$(211)	(178)	(211)	(178)

Corporate and Other fourth-quarter pre-tax costs were $211 million, compared with pre-tax costs of $178 million in the third quarter of 2019.

Corporate and Other fourth-quarter adjusted pre-tax costs increased $33 million, driven by higher environmental, net interest and employee-related expenses.

Phillips 66’s fourth-quarter effective tax rate increased to 24%, driven by updates to the company’s tax liabilities to reflect its full-year 2019 effective tax rate of 19%, or 21% on an adjusted basis.

Phillips 66 Reports Fourth-Quarter Earnings of $736 Million (Adjusted Earnings of $689 Million)

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $1.7 billion in cash from operations during the fourth quarter, including $346 million of cash distributions from equity affiliates. Excluding working capital impacts, operating cash flow was $1.2 billion.

Capital expenditures and investments in the fourth quarter were $1.3 billion. Phillips 66 funded $412 million of share repurchases and $398 million of dividends in the quarter. The company ended the year with 441 million shares outstanding.

As of Dec. 31, 2019, cash and cash equivalents were $1.6 billion, and consolidated debt was $11.8 billion, including $3.5 billion at Phillips 66 Partners (PSXP). The company’s consolidated debt-to-capital ratio was 30% and its net debt-to-capital ratio was 27%. Excluding PSXP, the debt-to-capital ratio was 25% and the net debt-to-capital ratio was 22%.

Strategic Update

In Midstream, Phillips 66 Partners commenced initial operations on the 900,000 BPD Gray Oak Pipeline, which is expected to reach full service in the second quarter of 2020. The pipeline will provide crude oil transportation from the Permian and Eagle Ford to Texas Gulf Coast destinations that include Corpus Christi, the Sweeny area, including the company's Sweeny Refinery, as well as access to the Houston market. Phillips 66 Partners has a 42.25% effective ownership in the pipeline.

The Gray Oak Pipeline will connect to multiple terminals in Corpus Christi, including the South Texas Gateway Terminal being constructed by Buckeye Partners, L.P. The marine export terminal will have two deepwater docks, with storage capacity of 8.5 million barrels and up to 800,000 BPD of throughput capacity. Phillips 66 Partners owns a 25% interest in the terminal, which is expected to start up in the third quarter of 2020.

Phillips 66 is expanding the Sweeny Hub with the addition of three 150,000 BPD fractionators. Fracs 2 and 3 are anticipated to start up in the fourth quarter of 2020. Frac 4 is expected to be completed in the second quarter of 2021. The new fractionators are supported by long-term customer commitments. Upon completion of Frac 4, the Sweeny Hub will have 550,000 BPD of fractionation capacity.

Also at the Sweeny Hub, Phillips 66 Partners is adding 7.5 million barrels of storage capacity at Clemens Caverns. Upon completion in the fourth quarter of 2020, Clemens Caverns will have 16.5 million barrels of storage capacity. Phillips 66 Partners is also constructing the C2G Pipeline, a 16 inch ethane pipeline that will connect Clemens Caverns to petrochemical facilities in Gregory, Texas, near Corpus Christi. The project is backed by long-term commitments and is expected to be completed in mid-2021.

The company is adding 2.2 million barrels of crude oil storage capacity at its Beaumont Terminal. Upon completion in the first quarter of 2020, the terminal will have 16.8 million barrels of total crude and product storage capacity. In addition, the company is adding a 200,000 BPD dock, bringing the terminal’s total dock capacity to 800,000 BPD. The project is expected to be completed in the third quarter of 2020.

Phillips 66 is progressing the Liberty Pipeline, which will provide crude oil transportation from the Rockies and Bakken production areas to Cushing, Oklahoma. Liberty is supported by long-term shipper commitments, and initial service is expected in the first half of 2021. Phillips 66 owns a 50% interest in Liberty and will construct and operate the pipeline.

Phillips 66 Reports Fourth-Quarter Earnings of $736 Million (Adjusted Earnings of $689 Million)

The company is also advancing the Red Oak Pipeline system, which will provide crude oil transportation from Cushing and the Permian to multiple destinations along the Texas Gulf Coast, including Corpus Christi, Ingleside, Houston and Beaumont. Red Oak is supported by long-term shipper commitments, and initial service is expected in the first half of 2021. Our joint venture partner will construct and Phillips 66 will operate the pipeline. Phillips 66 owns a 50% interest in the venture.

In Chemicals, CPChem and Qatar Petroleum are jointly pursuing development of a petrochemical facility on the U.S. Gulf Coast that would add world-scale ethylene and derivative capacity to meet growing global demand. The U.S. Gulf Coast II Petrochemical Project is expected to include a 2 million metric tons per year ethylene cracker and two high-density polyethylene units, each with capacity of 1 million metric tons per year. CPChem would own 51% and have responsibility for the construction, operation and management of the facility. Final investment decision is expected in 2021, with targeted startup in 2024.

CPChem and Qatar Petroleum are pursuing the development, construction and operation of a petrochemicals complex in Qatar. The facility is expected to have a 1.9 million metric tons per year ethylene cracker and two high-density polyethylene derivative units with a combined capacity of 1.7 million metric tons per year. Pending final investment decision, the project is expected to start up in late 2025. CPChem will own a 30% share of the joint venture.

In Refining, Phillips 66 is upgrading a fluid catalytic cracking (FCC) unit at the Sweeny Refinery to increase production of higher-value petrochemical products and higher-octane gasoline. The project is anticipated to be completed in the second quarter of 2020. At the Ponca City Refinery, the company is upgrading an FCC unit to increase yields of higher-value products and process more advantaged feedstocks. The project is expected to be completed in the fourth quarter of 2020.

The company is developing renewable fuel projects that leverage existing infrastructure. Waste fats, recycled cooking oils and other renewable feedstocks will be used for diesel production that complies with low-carbon fuel standards. The company has a renewable diesel project underway at the Humber Refinery, and is developing a renewable diesel project at the San Francisco Refinery. Additionally, the company has supply and offtake agreements for two third-party renewable diesel facilities under construction in Nevada.

In Marketing, during the fourth quarter, the company entered into a retail marketing joint venture with operations primarily on the U.S. West Coast. The joint venture operates a network that includes approximately 580 sites. In addition, the joint venture is expected to close on an acquisition of approximately 100 additional sites in the first half of 2020. This joint venture enables increased long-term placement of Phillips 66 refinery production and increases the company’s exposure to retail margins.

In the U.S., the company continues its program to roll out updated signature image designs for Phillips 66, 76 and Conoco branded sites. During the quarter, 532 sites were reimaged. Since the program’s inception in 2015, approximately 4,200 sites have been reimaged.

In Europe, the company also launched a program to roll out updated signature image designs for JET branded sites. During the quarter, 31 sites were reimaged. Since the program’s inception in early 2019, approximately 80 sites have been reimaged.

Phillips 66 Reports Fourth-Quarter Earnings of $736 Million (Adjusted Earnings of $689 Million)

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EST to discuss the company’s fourth-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2019			2018
	Q4	Q3	Year	Q4	Year
Midstream	$405	(460)	684	379	1,181
Chemicals	150	227	879	152	1,025
Refining	345	856	1,986	2,001	4,535
Marketing and Specialties	377	498	1,433	589	1,557
Corporate and Other	(211)	(178)	(804)	(203)	(853)
Pre-Tax Income	1,066	943	4,178	2,918	7,445
Less: Income tax expense	256	150	801	602	1,572
Less: Noncontrolling interests	74	81	301	76	278
Phillips 66	$736	712	3,076	2,240	5,595

Adjusted Earnings
	Millions of Dollars
	2019			2018
	Q4	Q3	Year	Q4	Year
Midstream	$405	440	1,584	409	1,239
Chemicals	173	269	944	152	1,025
Refining	345	839	1,948	2,008	4,572
Marketing and Specialties	287	498	1,343	592	1,453
Corporate and Other	(211)	(178)	(804)	(201)	(863)
Pre-Tax Income	999	1,868	5,015	2,960	7,426
Less: Income tax expense	236	385	1,057	624	1,604
Less: Noncontrolling interests	74	81	301	76	272
Phillips 66	$689	1,402	3,657	2,260	5,550

Phillips 66 Reports Fourth-Quarter Earnings of $736 Million (Adjusted Earnings of $689 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,500 employees committed to safety and operating excellence. Phillips 66 had $59 billion of assets as of Dec. 31, 2019. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Jeff Dietert (investors)	Brent Shaw (investors)	Dennis Nuss (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	brent.d.shaw@p66.com	dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, as well as the ability of PSXP to successfully execute its growth plans; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings,” “adjusted earnings per share” and “adjusted pre-tax income.” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period. This release also includes a “debt-to-capital ratio excluding PSXP.” This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners. Additionally, this release includes an “adjusted effective tax rate,” a non-GAAP financial measure that demonstrates the effective tax rate with the consideration of the tax effect on special items.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Fourth-Quarter Earnings of $736 Million (Adjusted Earnings of $689 Million)

	Millions of Dollars
	Except as Indicated
	2019			2018
	Q4	Q3	Year	Q4	Year
Reconciliation of Consolidated Earnings to Adjusted Earnings
Consolidated Earnings	$736	712	3,076	2,240	5,595
Pre-tax adjustments:
Pending claims and settlements	—	—	(21)	—	21
Pension settlement expense	—	—	—	18	67
Impairments	—	853	853	—	—
Impairments by equity affiliates	—	47	47	28	28
Lower-of-cost-or-market inventory adjustments	23	42	65	—	—
Certain tax impacts	(90)	—	(90)	(4)	(119)
Asset dispositions	—	(17)	(17)	—	—
Tax impact of adjustments*	17	(235)	(214)	(12)	(1)
U.S. tax reform	—	—	—	55	23
Other tax impacts	3	—	(42)	(65)	(70)
Noncontrolling interests	—	—	—	—	6
Adjusted earnings	$689	1,402	3,657	2,260	5,550
Earnings per share of common stock (dollars)	$1.64	1.58	6.77	4.82	11.80
Adjusted earnings per share of common stock (dollars)†	$1.54	3.11	8.05	4.87	11.71

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income (Loss)	$405	(460)	684	379	1,181
Pre-tax adjustments:
Impairments	—	853	853	—	—
Pending claims and settlements	—	—	—	—	21
Pension settlement expense	—	—	—	2	9
Impairments by equity affiliates	—	47	47	28	28
Adjusted pre-tax income	$405	440	1,584	409	1,239
Chemicals Pre-Tax Income	$150	227	879	152	1,025
Pre-tax adjustments:
Lower-of-cost-or-market inventory adjustments	23	42	65	—	—
Adjusted pre-tax income	$173	269	944	152	1,025
Refining Pre-Tax Income	$345	856	1,986	2,001	4,535
Pre-tax adjustments:
Pending claims and settlements	—	—	(21)	—	—
Asset dispositions	—	(17)	(17)	—	—
Certain tax impacts	—	—	—	(4)	(6)
Pension settlement expense	—	—	—	11	43
Adjusted pre-tax income	$345	839	1,948	2,008	4,572

Phillips 66 Reports Fourth-Quarter Earnings of $736 Million (Adjusted Earnings of $689 Million)

	Millions of Dollars
	Except as Indicated
	2019			2018
	Q4	Q3	Year	Q4	Year
Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Marketing and Specialties Pre-Tax Income	$377	498	1,433	589	1,557
Pre-tax adjustments:
Pension settlement expense	—	—	—	3	9
Certain tax impacts	(90)	—	(90)	—	(113)
Adjusted pre-tax income	$287	498	1,343	592	1,453
Corporate and Other Pre-Tax Loss	$(211)	(178)	(804)	(203)	(853)
Pre-tax adjustments:
Pension settlement expense	—	—	—	2	6
U.S. tax reform	—	—	—	—	(16)
Adjusted pre-tax loss	$(211)	(178)	(804)	(201)	(863)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

	Millions of Dollars
	Except as Indicated
	2019
	Q4	Year
Effective Tax Rates
Income Before Income Taxes	$1,066	4,178
Special items	(67)	837
Adjusted income before income taxes	$999	5,015

Income Tax Expense	$256	801
Special items	(20)	256
Adjusted income tax expense	$236	1,057

Effective Tax Rate	24.0%	19.2%
Adjusted effective tax rate	23.6%	21.1%

Phillips 66 Reports Fourth-Quarter Earnings of $736 Million (Adjusted Earnings of $689 Million)

	Millions of Dollars
	Except as Indicated
	Dec. 31, 2019
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$11,763	3,516	8,247
Total Equity	27,169	2,229	24,940
Debt-to-Capital Ratio	30%		25%
Total Cash	$1,614	286	1,328
Net Debt-to-Capital Ratio	27%		22%
*PSXP’s third-party debt and Phillips 66’s noncontrolling interests attributable to PSXP.